Exhibit 10.15

SECOND LOAN AND SECURITY MODIFICATION AGREEMENT

This Second Loan and Security Modification Agreement (this “Loan Modification”) is entered into as of April 20, 2018 by and between BARKBOX, INC., a Delaware corporation and BARKRETAIL, LLC, a Delaware limited liability company (collectively, “Borrowers”, and each, a “Borrower”) and WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrowers to Bank, Borrowers are indebted to Bank pursuant to a Loan and Security Agreement, dated as of October 12, 2017, as amended by that certain Loan and Security Modification Agreement, dated as of November 20, 2017 (as further amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan Agreement.

2.	WAIVER

(a)

Borrowers acknowledge that an Event of Default has occurred pursuant to the Loan Agreement as a result of Borrower’s failure to maintain minimum unrestricted cash at Bank as required pursuant to Section 6.9(b) as of January 31, 2018 (the “Existing Event of Default”). Subject to the terms and conditions of this Loan Modification and Borrowers’ representations and warranties set forth herein, Bank hereby waives the Existing Event of Default. The foregoing waiver is limited to the specific events and circumstances described herein. Bank does not waive any other Event of Default or failure by Borrowers to comply with the terms of the Loan Agreement, and reserves all rights to demand strict performance with the terms of the Loan Agreement in all respects. This waiver is not a continuing waive rand shall not establish a course of dealing between the parties.

3.	DESCRIPTION OF CHANGE IN TERMS.

(a)	Section 6.9(b) is hereby amended and restated as follows:

(b) Minimum Cash at Bank. Borrowers, on a consolidated basis, shall maintain at all times a minimum balance of unrestricted cash at the Bank of at least Seven Million Five Hundred Thousand Dollars ($7,500,000), determined on a rolling three day average basis, provided that on the last day of each month, unrestricted cash at Bank measured on such day must equal or exceed the required amount. Notwithstanding the foregoing, for as long as Borrowers maintain positive EBITDA, on a trailing 3-month basis, Borrowers shall maintain a minimum balance of unrestricted cash at Bank of Five Million Dollars ($5,000,000), determined on a rolling three day average basis, provided that on the last day of each month, unrestricted cash at Bank measured on such day must equal or exceed such required amount.

(b)	Exhibit D to the Loan Agreement is hereby amended and restated as set forth on Exhibit C hereto.

4. CONSISTENT CHANGES. The Loan Documents are each hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER/GENERAL RELEASE. Each Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts owing to Bank. Each Borrower and each of its Subsidiaries (each, a “Releasing Party”) acknowledges that Bank would not enter into this Loan Modification without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Loan Modification, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that such Releasing Party now has against Bank of any nature, including any claims that such Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Each Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan Modification and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

6. CONTINUING VALIDITY. Except as expressly waived or contemplated hereunder or as disclosed in the Schedule delivered to Bank in connection with the initial execution or subsequent modifications of the Loan Agreement or any Compliance Certificate delivered to Bank, (i) each Borrower represents and warrants, solely as to itself, that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Loan Modification, and (ii) each Borrower represents and warrants that no Event of Default has occurred and is continuing as of the date of this Loan Modification. Except as expressly modified pursuant to this Loan Modification, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications pursuant to this Loan Modification in no way shall obligate Bank to make any future modifications. It is the intention of Bank and each Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. The terms of this paragraph apply not only to this Loan Modification, but also to any subsequent loan and security modification agreements.

7. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; REFERENCE PROVISION. This Loan Modification constitutes a “Loan Document” as defined and set forth in the Loan Agreement, and is subject to Sections 11 and 12 of the Loan Agreement, which are incorporated by reference herein.

8. CONDITIONS PRECEDENT TO LOAN MODIFICATION. As a condition to the effectiveness of this Loan Modification, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) a fully executed copy of this Loan Modification;

(b) payment of all Bank Expenses incurred through the date of this Loan Modification; and

(c) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

9. COUNTERSIGNATURE. This Loan Modification shall be effective as of the date set forth above when executed by Bank and each Borrower.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LOAN MODIFICATION AGREEMENT]

IN WITNESS WHEREOF, the parties have duly executed this Loan Modification Agreement effective as of the date set forth above.

BARKBOX, INC.

By:	/s/ John Toth
Name: John Toth Title: CFO

BARKRETAIL, LLC

By:	/s/ John Toth
Name: John Toth Title: CFO

WESTERN ALLIANCE BANK

By:	/s/ Greg Deitrick
Name: Greg Deitrick Title: Senior Vice President